Exhibit 1

PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the following are anticipated to be, or may be deemed to be, participants in a proxy solicitation by Avalon Portfolio, LLC (“Avalon”) in connection with the 2009 Annual Meeting of shareholders of TomoTherapy Incorporated (the “Company”): Avalon, Avalon Technology, LLC, Avalon Capital Group, Inc., Theodore Waitt, H. Michael Collins, Timothy Dooling, Andrew Jones and Jonathan McCloskey (collectively, the “Participants”). Messrs. Collins, Dooling, Jones and McCloskey are Avalon’s nominees for election to the Company’s Board of Directors. The Participants reserve the right to retain one or more financial advisors and proxy solicitors or include other persons as participants in a solicitation.

Avalon is a private investment company that invests in a variety of asset classes, including publicly traded securities, private securities, hedge funds and private equity funds. Avalon Technology, LLC is an investment fund. Avalon is the sole manager and a member of Avalon Technology, LLC. Avalon Capital Group, Inc. is the sole investment manager of Avalon and a manager of other investment vehicles. Mr. Waitt is the founder and CEO of Avalon Capital Group, Inc. and the founder of the Waitt Family Foundation. He is also the co-founder and former CEO/Chairman of Gateway, Inc. Mr. McCloskey is the Portfolio Manager of Avalon. Mr. Dooling is the Lead Portfolio Analyst of Avalon.

Avalon Portfolio, LLC holds options exercisable to purchase 54,000 shares of the Company’s common stock. Based on its relationship to Avalon Portfolio, LLC, Avalon may be deemed to beneficially own such shares in addition to the 2,435,150 shares of the Company’s common stock that it owns. Based on their relationships to Avalon and Avalon Portfolio, LLC, Avalon Capital Group, Inc. and Mr. Waitt may be deemed to have beneficial ownership over the 2,489,150 shares beneficially owned by Avalon. Mr. Waitt disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest. Andrew Jones owns 25,888 shares of the Company’s common stock. Messrs. Dooling, Collins and McCloskey do not own shares of the Company’s common stock. Messrs. Dooling and McCloskey are employees of Avalon Capital Group, Inc. A portion of their compensation is based on Avalon’s performance, which would include the performance of Avalon’s investment in the Company.